JOINT FILER INFORMATION

NAME:

Frost Gamma Investments Trust

ADDRESS:

4400 Biscayne Blvd

Miami, FL 33137

Designated Filer:

Phillip Frost, M.D.

Issuer and Ticker Symbol:

Cocrystal Pharma, Inc. (COCP)

Date of Event Requiring

Statement:

March 25, 2015

FROST GAMMA INVESTMENTS TRUST

by:         /s/ Phillip Frost, M.D.

Phillip Frost, M.D., Trustee